EXHIBIT 10.15C

          AMENDMENT TO 2002 STOCK OPTION AND STOCK APPRECIATION RIGHTS
                    PLAN OF INFOCROSSING, INC. (THE "PLAN")

       AS APPROVED AT THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 15, 2004



At the Annual Meeting of Stockholders held on June 15, 2004, the stockholders approved a proposal to amend the Plan to increase the total number of shares of common stock for which options may be granted from 1,000,000 to 3,000,000.